                                                                   EXHIBIT 10.21


                            EMPLOYMENT AGREEMENT

         This Employment Agreement (the "AGREEMENT") between ALLWASTE, INC., a Delaware corporation (the "COMPANY"), and MICHAEL W. RAMIREZ (the "EMPLOYEE") is hereby entered into effective as of the 11th day of November, 1996.

                                   RECITALS:

         The following statements are true and correct:

         As of the date of this Agreement, the Company, through its wholly-owned subsidiaries, is engaged in the business of providing industrial and environmental services.

         The Employee is or will be employed by the Company in a confidential relationship pursuant to which the Employee, in the course of his employment with the Company, will have access to and will become aware of and familiar with certain business, technical and other confidential information pertaining to the Company's specific manner of doing business and its future plans with respect thereto, including, without limitation, information relating to pricing, customers, suppliers, methods, techniques, processes, products, services and know-how of the Company (collectively, the "CONFIDENTIAL INFORMATION"), which Confidential Information has been or will be established by and maintained at great expense to the Company and is proprietary to and constitutes the trade secrets and valuable goodwill of the Company.

         The Employee recognizes that the Company's business is dependent on such Confidential Information and that disclosure of any of the Company's Confidential Information by the Employee would have a detrimental effect on the Company's business. The protection of its Confidential Information is of critical importance to the Company.

         The Company will sustain great loss and damage if, during the term of this Agreement and for a period of two (2) years immediately following termination of this Agreement for any reason, the Employee should violate any provision of Section 3 of this Agreement. The parties acknowledge that monetary damages for any such loss would be extremely difficult to measure.

         NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       EMPLOYMENT AND RESPONSIBILITIES.

                 (a) EMPLOYMENT. The Company hereby employs Employee as its Vice President -- Controller. The Company's President or Board of Directors may request that the Employee serve in various capacities for the Company's subsidiaries; however, in connection with such service, the Employee shall not be requested to undertake duties and responsibilities that are substantially different than those assigned to the Employee as a result of his primary position with the Company or that are unreasonable (or inconsistent with those given to similarly-
        situated employees) considering the skills and expertise of the Employee and the condition of the Company . The Employee hereby accepts this employment under the terms and provisions herein contained and agrees to devote his full time, attention and efforts to promote and further the business and services of the Company. The Employee shall faithfully adhere to, execute and fulfill all policies (written and unwritten) established by the Company.

                 (b) AUTHORITY. The Employee shall have authority commensurate with the authority normally accorded his position. All actions of the Employee shall be in conformance with all policies of the Company in effect and consistent with the Company's policy manual.

                 (c) AFFILIATES. The Employee may from time to time be required to perform services for divisions, subsidiaries or affiliates of the Company, in which event the terms and conditions of this Agreement shall apply as if such affiliated company were a party to this Agreement.

                 (d) SOLE EMPLOYMENT. The Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. This shall not, however, be construed as prohibiting the Employee from engaging in other activities and making personal investments which do not conflict with his responsibilities to the Company.

2.       COMPENSATION.

         For all services rendered by the Employee to the Company, the Company shall compensate the Employee as follows:

                 (a) BASE SALARY. The base salary payable to the Employee under this Agreement shall be $110,000 per year, payable in equal bi-weekly installments or on any other periodic basis consistent with the Company's payroll procedures, which amount may be increased from time to time.

                 (b) ADDITIONAL COMPENSATION. The Employee is eligible to receive additional compensation from the Company as described below:

                          (i) The Employee shall be eligible to participate in the Company's incentive bonus plan, deferred compensation plan and supplemental executive retirement plan, as each may be in effect from time to time.

                          (ii)    Subject to the rules and regulations
                 applicable thereto and to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to so participate, the Employee shall be entitled to participate in the Company's employee benefit programs.

                          (iii) The Employee shall be entitled to receive stock option grants as and when authorized by the Compensation Committee of the Company's Board of Directors.

                          (iv) The Employee shall be entitled to receive no less than three (3) weeks of vacation time per year.

                          (v) The Employee shall be entitled to receive such other executive perquisites from the Company as are customary, including, without limitation, club membership dues and personal financial and tax planning and tax preparation services, together with reimbursement for all expenses reasonably incurred in the performance of his duties, subject to submission of appropriate documentation in accordance with the Company's expense reimbursement policy in effect from time to time.

3.       NONCOMPETITION AGREEMENT.


                 (a) During the term of this Agreement and for a period of two (2) years immediately following the termination of this Agreement, the Employee shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business of whatever nature: (1) call on any customer of the Company, past or present, including, but not limited to, any customers obtained for the Company by the Employee, for the purpose of soliciting or selling any products or services in competition with those of the Company; (2) call on any employee of the Company for the purpose or with the intent of enticing them away from or out of the employ of the Company for any reason whatever; or (3) establish, enter into, be employed by or for, advise, consult with or become an owner in or a part of, any company, partnership, corporation or other business entity or venture, or in any way engage in business for himself or for others, in competition with the Company within 100 miles of the home office of the Company or its subsidiaries having a permanent and known facility wherein the Employee has served.

                 (b) These covenants on the part of the Employee shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not preclude the Company's enforcement of this covenant. In the event of a breach or threatened breach by the Employee of his obligations under this Section 3, the Employee acknowledges that the Company will not have an adequate remedy at law and shall be entitled to such equitable and injunctive relief as may be available to restrain the Employee from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Employee.

                 (c) It is agreed by the parties that the covenants set forth in this Section 3 impose a reasonable restraint on the Employee in light of the activities and business of the Company on the date of execution of this Agreement and in light of the future plans of the Company. It is the intent of the parties that such covenants be construed and enforced in light of the activities and business of the Company on the date of termination of the Employee's employment with the Company.

                 (d) The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and the Agreement shall thereby be reformed.

                 (e) All of the covenants set forth in this Section 3 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is agreed by the parties that the two-year period stated at the beginning of this
         Section 3, during which the agreements and covenants of the Employee contained herein shall be effective, shall be computed by excluding from such computation any time during which the Employee is in violation of any provision of this Section 3 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action, the Company seeks to enforce the agreements and covenants of the Employee or in which any person contests the validity of such agreement and covenants or their enforceability or seeks to avoid their performance or enforcement.

4.       RETURN OF COMPANY PROPERTY.

         All products, records, designs, patents, plans, manuals, "field guides," memoranda, lists and other property delivered to the Employee by or on behalf of the Company or by its customers (including, without limitation, customers obtained for the Company by the Employee), together with all correspondence with customers or representatives, reports, charts, records, data and advertising materials compiled or collected by the Employee, which pertain to the business of the Company (including, without limitation, all such reports, charts, records, data and other materials contained in computer files, disks, magnetic tape and other such media), shall be and remain the property of the Company and be subject at all times to its discretion and control. All such property shall be delivered promptly to the Company without request on the date the Employee is no longer employed by the Company.

5.       INVENTIONS.

         The Employee shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Employee solely or jointly with others during the period of employment and which are related to the business or activities of the Company or which the Employee conceives as a result of his employment by the Company. Further, the Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, the Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain letters patent of the United States or any foreign country or to otherwise protect the Company's interest therein. These obligations shall continue beyond the end of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by the Employee during the period of employment and shall be binding on the Employee's assigns, executors, administrators and other legal representatives.

6.       TERM.

         The term of this Agreement shall begin on the date of this Agreement and, unless terminated as herein provided, continue for a term of five (5) years and thereafter on a year-to-year basis on the same terms and conditions contained herein.

7.       TERMINATION; COMPENSATION AND OTHER RIGHTS ON TERMINATION.

         (a)      TERMINATION AS A RESULT OF THE EMPLOYEE'S DEATH.

                  (1) This Agreement will terminate automatically on the death of the Employee.

                  (2) Compensation and Benefits. The Company shall pay to the Employee's beneficiary an amount equal to accrued compensation owing to the Employee on the date of his death (including, without limitation, salary, pro rata bonus (if any and subject to the terms and conditions of any applicable bonus or incentive compensation plans), deferred compensation and accrued vacation pay), together with applicable death benefits, if any. In accordance with the Company's Amended and Restated 1989 Replacement Non-Qualified Stock Option Plan (as the same may be amended from time to time, the "Option Plan"), the Employee's beneficiary shall be entitled to exercise all exercisable stock options held by the Employee as of the date of death until the earlier of (i) the one-year period following the date of death or (ii) the date the option would otherwise expire.

                 (b)      TERMINATION BY THE COMPANY ON ACCOUNT OF DISABILITY.

                          (1) If, as a result of the Employee's inability to perform his duties under this Agreement (with or without reasonable accomodation) because of illness, physical or mental disability, or other incapacity which continues for an uninterrupted period in excess of three (3) months or a cumulative period of six (6) months in any twelve (12) month period, and if, within thirty (30) days after the Company has given the Employee written notice of the Company's intention to terminate the Employee's employment hereunder as a result of such incapacity, the Employee shall not have returned to the full-time performance of his duties hereunder, then the Company may thereafter terminate the Employee's employment on account of "DISABILITY"; provided, however, such termination shall not by itself alter or impair the Employee's rights as a "disabled employee" or otherwise under any of the Company's employee benefit plans.

                          (2) Compensation and Benefits. The Company shall pay to the Employee an amount equal to accrued compensation owing to the Employee as of the date of termination (including, without limitation, salary, pro rata bonus (if any and subject to the terms and conditions of any applicable bonus or incentive compensation plans), deferred compensation and accrued vacation pay). Subject to approval by the Compensation Committee of the Company's Board of Directors, the Company shall cause all stock options held by the Employee to be regranted under the Company's 1992 Limited Non-Qualified Stock Option Plan (the "1992 Plan") so that such options continue to vest and remain exercisable for a period of twelve months following the date of termination. Whenever compensation is payable to the Employee hereunder during a period in which he is partially or totally disabled, and such Disability would (except for the provisions hereof) entitle the Employee to Disability income or salary continuation payments from the Company according to the terms of any plan or program presently maintained or hereafter established by the Company, the Disability income or salary continuation paid to the Employee pursuant to any such plan or program shall be considered a portion of the payment to be made to the Employee pursuant to this Section 7(b)(2) and shall not be in addition hereto. If Disability income is payable directly to the Employee by an insurance company under the terms of an insurance policy paid for by the Company, the amounts paid to the Employee by such insurance company shall be considered a portion of the payment to be made to the Employee pursuant to this Section 7(b)(2) and shall not be in addition hereto.

                 (c)     TERMINATION BY THE COMPANY FOR CAUSE.

                          (1) The Company may at any time during the term of this Agreement, in its sole discretion, terminate the Employee's employment with the Company for "CAUSE." For purposes of this Agreement, the following shall constitute "CAUSE": (1) the Employee willfully and continually fails to perform substantially the Employee's duties with the Company (other than any such failure resulting from the Employee's incapacity due to physical or mental illness), which failure continues unabated after a written demand for substantial performance is delivered to the Employee by the President or the Chairman of the Board that specifically identifies the manner in which the President or the Board believes that the Employee has not substantially performed the Employee's duties; (2) the Employee willfully engages in gross misconduct that is materially and demonstrably injurious to the Company; or (3) the Employee is convicted of a felony crime by a court of competent jurisdiction.

                          For purposes of this Section 7(c), an act or failure
                 to act on the Employee's part shall be considered "willful" if done or omitted to be done by the Employee otherwise than in good faith and without reasonable belief that the Employee's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated by the Company for Cause unless and until the Company shall have delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee was guilty of conduct set forth in clauses (a) or (b) of the second sentence of this Section 7(c) and specifying the particulars thereof in reasonable detail.

                          (2) Compensation and Benefits. The Company shall pay to the Employee an amount equal to accrued compensation owing to the Employee as of the date of termination (including, salary and accrued vacation pay). In accordance with the Company's Option Plan, the Employee shall be entitled to exercise all exercisable stock options held by the Employee as of the date of termination until the expiration of the three-month period following such date of termination.

                 (d)     TERMINATION BY THE EMPLOYEE.

                          (1)  At any time after the execution of this
                 Agreement, the Employee may elect to terminate this Agreement and the Employee's employment hereunder.

                          (2) Compensation and Benefits. In the event the Employee terminates this Agreement for any reason, the Employee shall be entitled to receive an amount equal to accrued compensation owing to the Employee as of the date of termination (including, without limitation, salary, pro rata bonus (if any and subject to the terms and conditions of any applicable bonus or incentive compensation plans), deferred compensation and accrued vacation pay). In accordance with the Company's Option Plan, the Employee shall be entitled to exercise all exercisable stock options held by the Employee as of the date of termination until the expiration of the three-month period following such date of termination.

                 (e)      TERMINATION BY THE COMPANY FOR OTHER THAN CAUSE.

                          (1) At any time after the execution of this Agreement, the Company may, without Cause, elect to terminate this Agreement and the Employee's employment hereunder; provided, however, that in the event that severance benefits are triggered by a Change in Control under any Executive Severance Agreement between the Company and the Employee, the compensation and benefits otherwise payable to the Employee under this Section 7(e) shall be null and void.

                          (2) Compensation and Benefits. In the event the Company elects to terminate this Agreement pursuant to this
                 Section 7(e), the Employee shall be entitled to receive his base monthly salary for 12 months (the "Severance Period"), payable in accordance with the Company's customary payroll procedures, as severance. In addition, the Company shall pay to the Employee an amount equal to accrued compensation owing to the Employee as of the date of termination (including, without limitation, salary, pro rata bonus (if any and subject to the terms and conditions of any applicable bonus or incentive compensation plans), deferred compensation and accrued vacation pay). Subject to the approval of the Compensation Committee, the Company shall cause all stock options held by the Employee to be regranted under the Company's 1992 Plan so that such options continue to vest in accordance with the terms of the original grants during the Severance Period and shall remain exercisable until three months following the earlier of the date of final vesting of any such option grant or the final date of the Severance Period. The Company shall also pay to the Employee an amount equal to (a) the amount of the monthly premium payment to continue coverage for the Employee and the Employee's eligible dependents under the Company's health insurance plan under COBRA, multiplied by (b) 12 months. Further, the Employee shall be credited with an additional 12 months of service credit under the Company's Supplemental Executive Retirement Plan (the "SERP").

                 (f)      SURVIVING OBLIGATIONS FOLLOWING TERMINATION.

                          (1) In the event of termination of this Agreement for any reason provided in this Section 7 herein or if Employee resigns prior to the expiration of the term of this Agreement, all rights and obligations of the Company and the Employee under this Agreement shall cease immediately, except that Employee's obligations under Sections 3, 4, 5 and 8 herein shall survive such termination, and except as otherwise provided in this Section 7, the Employee shall thereafter have no right to receive any compensation hereunder.

8.      TRADE SECRETS.

         The Employee agrees that he will not, during or after the term of his employment with the Company, disclose the Company's distributors or customers or any other trade secrets of the Company whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

9.       COMPLETE AGREEMENT.

         This Agreement supersedes any and all other agreements, either oral or in writing, between Company and the Employee with respect to the employment of the Employee by the Company and contains all of the representations, covenants and agreements between the Company and the Employee with respect to such employment. This written Agreement may not be later modified except by a further writing signed by the Company and the Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

10.      NO WAIVER.

         No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

11.      SEVERABILITY.

         The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement is unenforceable for any reason whatsoever, such provision shall be appropriately limited and given effect to the extent that it may be enforceable.

12.      GOVERNING LAW; PLACE OF PERFORMANCE.

         This Agreement shall in all respects be construed according to the laws of the State of Texas.

13.      ATTORNEYS' FEES AND COSTS.

         If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

14.      ASSIGNMENT; BINDING EFFECT.

         The Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. The Employee, therefore, agrees that he cannot assign his rights and obligations hereunder or delegate his duties hereunder. Subject to the preceding two sentences, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. It is further understood and agreed that the Company may be merged or consolidated with another entity and that any such entity shall automatically succeed to the rights, powers and responsibilities of the Company hereunder.


         WITNESS, this Employment Agreement has been executed as of the date first hereinabove written.

ALLWASTE, INC.                      EMPLOYEE


By: /s/ Robert M. Chiste            /s/ Michael W. Ramirez
    -----------------------         ------------------------------------------
    Robert M. Chiste                Michael W. Ramirez
    President and                   Social Security No.
    Chief Executive Officer                             ----------------------

Date: November 11, 1996
      ---------------------         Home Address:

                                    3146 Confederate South Drive
                                    ------------------------------------------
                                    Missouri City, Texas  77459
-----------------------             ------------------------------------------
Witness Signature
                                    Date: November 11, 1996
                                          ------------------------------------


                                    ------------------------------------------
                                    Witness Signature